Exhibit 10.1

October 24, 2024

Dear Lance,

In recognition of your leadership and service to RCP, I am pleased to confirm your role change to Advisor for Reynolds Consumer Products.

The details of the role change are as follows:

•	Base Salary: Your new role will be effective January 1, 2025 through July 31, 2025 with an annual salary of $1,550,000.

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Advisor Bonus: In addition, effective 7/31/2025, you will receive a one-time grant of Restricted Stock Units with a grant date fair value of $3,332,500 which vests in one full year from the effective date of the grant. Due to your retirement, the vesting in full of this RSU award is not contingent on your employment on the vesting date. A separate email will be sent from E*TRADE with your award document shortly after 7/31/2025. You will be required to review and accept your award on E*TRADE.

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Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Reynolds Consumer Products 2025 Annual Incentive Plan at a target of 115% of your base salary, to be paid out at the full year target value on or about September 30, 2025. Due to your retirement, payment of this AIP is not contingent on your employment on the payment date.

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Long Term Incentive Plan (LTIP): In addition to the AIP, you will be eligible to participate in the LTIP with a 350% target effective January 1, 2025. The 2025 LTIP will not be prorated due to retirement.

•	COBRA: You will receive company-paid COBRA benefits for 18 months, commencing 8/1/2025 through 2/28/2027.

•	The company agrees that in the event of death all outstanding obligations will be paid to your beneficiary, as designated in a document signed by you and received by RCP prior to your date of death.

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Nothing in this letter changes the “at-will” nature of your employment and your employment with the company may be terminated either by you or by the company at any time with or without cause; however, if your employment is terminated by the company without Cause (as defined in your July 8, 2019 Employment Agreement) the above points will continue to be provided to you notwithstanding such termination of your employment.

Based on the above, your Target Compensation for the new role is as follows:

Base Salary	AIP%	AIP $	Total Target Cash	LTIP%	LTIP $	Total Target Direct Comp
$1,550,000	115%	$1,782,500	$3,332,500	350%	$5,425,000	$8,757,500

Kind Regards,

/s/ Valerie Miller

Valerie Miller Richards

Executive Vice President – Human Resources

Reynolds Consumer Products

If you choose to accept this role change, please acknowledge your acceptance by signing below and returning the full letter via email to Valerie.Miller@reynoldsbrands.com . The changes will be processed once the signed letter is received.

I accept Reynolds Consumer Products’ opportunity as outlined in this letter.

/s/ V. Lance Mitchell	October 28, 2024
V. Lance Mitchell	Date